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                                                                   Exhibit 99.1


                                                                     [AIG LOGO]
NEWS

Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144

                AIG ANNOUNCES DELAY OF THIRD QUARTER FORM 10-Q,
            RESTATEMENT RELATING PRIMARILY TO DERIVATIVES AND HEDGED
                  ITEMS AND ESTIMATES OF THIRD QUARTER RESULTS

NEW YORK, November 9, 2005 -American International Group, Inc. (AIG) announced today it will delay the filing of its Form 10-Q for the quarter ended September 30, 2005. AIG currently expects that it will file its third quarter Form 10-Q on November 14, 2005 and hold a conference call at 8:30 a.m. EST the following morning. The five day extension will allow AIG time to incorporate into its third quarter and nine month financial statements the correction of certain errors, the preponderance of which were identified during the remediation of previously disclosed material weaknesses in internal controls.

     The most significant errors identified relate to the previously disclosed material weaknesses in internal controls surrounding accounting for derivatives and related assets and liabilities under FAS 133, reconciliation of certain balance sheet accounts and income tax accounting. AIG continues to believe its hedging activities have been and remain economically effective, but do not qualify for hedge accounting treatment.

     AIG's remediation of the material weaknesses in internal controls disclosed in its 2004 Form 10-K is continuing and further remediation developments will be described in future filings with the Securities and Exchange Commission.

     AIG estimates that the errors identified in the third quarter of 2005 resulted in an understatement of previously reported consolidated retained earnings at June 30, 2005 of approximately $500 million. The effect on net income in prior periods may be positive or negative in a particular period and will vary in amount from period to period.

     Due to the significance of these corrections, AIG will restate its financial statements for the years ended December 31, 2004, 2003 and 2002, along with affected Selected Consolidated Financial Data for 2001 and 2000 and quarterly financial information for 2004 and the first two quarters of 2005. AIG's prior financial statements for those periods should therefore no longer be relied upon.


Estimated Third Quarter Results

     AIG currently estimates that its net income for the nine months and three months ended September 30, 2005 will be approximately $10.1 billion and $1.7 billion, respectively, and that its adjusted net income, including the catastrophe losses described below, for the nine months and three months will be approximately $8.3 billion and $1.8 billion, respectively. As defined by AIG, adjusted net income excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133, net of taxes. These estimates may change, perhaps materially, as AIG completes its third quarter financial statements.

Estimated Catastrophe Losses

     AIG's current estimate of total after-tax catastrophe losses, net of reinsurance recoverables, for the third quarter is approximately $1.6 billion. The following chart provides a summary of these estimates.

                                                   (in billions)

            Hurricane Katrina(1)                          $1.03
            Hurricane Rita                                  .20
            Other Catastrophe Losses(2)                     .04
            Non-Insurance Losses(3)                         .05
            Losses from minority
                 investments(4)                             .25
                                                    -----------
            Total                                         $1.57

(1)   Includes after-tax net reinstatement premium costs.

(2) Includes Hurricanes Dennis and Emily, typhoons in Japan, floods in India and Europe, and earthquake in Chile.

(3) Includes losses primarily from consumer finance operations, investment portfolio impairments and AIG owned and leased facilities.

(4) Includes losses from AIG's minority investments in Allied World Assurance Co., Ltd. and IPC Holdings, Ltd. primarily related to Hurricane Katrina.

     These third quarter insurance catastrophe loss estimates include AIG's Domestic Brokerage Group (including Lexington Insurance Company), Domestic Personal Lines business, United Guaranty, Foreign General operations, Domestic Life Insurance operations, AIG's prorated share of losses from its majority ownership in Transatlantic Holdings, Inc. and Lloyd's Syndicate 1414 (Ascot).

     These estimates involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, reports from field adjusters, modeled numbers and industry loss estimates. Due to the unprecedented nature of Hurricane Katrina, legal and regulatory uncertainty, the complexity of factors contributing to the losses, the uncertainty of trends in labor and material costs in the areas affected by the hurricanes and the preliminary nature of the information used to prepare certain of these estimates, there can be no assurance that AIG's ultimate costs associated with these events will not exceed these estimates.


Restatement of Statutory Financial Statements

     Separately, AIG announced the completion of the previously disclosed statutory restatements of its General Insurance company subsidiaries for the year ended December 31, 2004. As a result of these statutory restatements, previously reported General Insurance statutory surplus at December 31, 2004 was reduced by approximately $3.5 billion to approximately $20.6 billion. Statutory capital of each company continued to exceed minimum company action level requirements following the adjustments, but AIG contributed $750 million to General Insurance statutory surplus as of September 30, 2005. AIG expects to review the capital position of its insurance company subsidiaries with various rating agencies and regulators. AIG believes it has the capital resources and liquidity that may be required to fund any statutory capital contributions deemed appropriate.

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     This press release contains forward-looking statements. Please refer to
AIG's past and future SEC filings and reports for a description of the business environment in which AIG operates. Among the forward looking statements included in this release are AIG's current estimates of the effect of the restatement. No assurance can be given that these estimates will not change, perhaps materially, in the course of completion of AIG's Form 10-Q. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                      # # #

     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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